Calculation of the Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)

Notes	$4,385,000.00	$172.33

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.
(2)	Pursuant to Rule 457(p) under the Securities Act of 1933, filing fees of $959,714.11 have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form S-3 (No. 333-134553) filed by Lehman Brothers Holdings Inc. and the other Registrants thereto on May 30, 2006, and have been carried forward, of which $172.33 is offset against the registration fee due for this offering and of which $959,541.78 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

Pricing supplement To prospectus dated May 30, 2006, prospectus supplement dated May 30, 2006, product supplement no. 1110-I dated April 10, 2008 and underlying supplement no. 930 dated April 7, 2008	Registration Statement no. 333-134553 Dated April 14, 2008 Rule 424(b)(2)

LEHMAN BROTHERS HOLDINGS INC.

$4,385,000

Buffered Semi-Annual Review Notes Linked to the Financial Select Sector SPDR® Fund

Summary Description

The notes are designed for investors who seek early exit prior to maturity at a premium if the closing price of a share of the Index Fund is at or above its Call Price on either of the two semi-annual Review Dates. If the notes are not automatically called, and the price per share of the Index Fund does not close below the Initial Share Price by more than the Buffer Amount on the Final Review Date, you will receive a cash payment equal to your initial investment of $1,000 per note; provided, however, that you may lose up to 85% of your principal if the notes are not automatically called and the price of a share of the Index Fund closes below the Initial Share Price by more than the Buffer Amount on the Final Review Date, as described below. You should be willing to forgo interest and dividend payments during the term of the notes and be willing to lose up to 85% of your principal.

Key Terms

Issuer:	Lehman Brothers Holdings Inc. (A+/A1/AA-)†
Issue Size:	$4,385,000
Pricing Date:	April 14, 2008
Settlement Date:	April 17, 2008
Final Review Date:	April 15, 2009††
Maturity Date:	April 20, 2009††
Review Dates:	October 14, 2008†† (the “First Review Date”) and April 15, 2009†† (the “Final Review Date”)
Term:	1 year and 3 days
Index Fund:	The Financial Select Sector SPDR® Fund (XLF)
Underlying Shares:	Shares of the Index Fund
Underlying Index:	Financial Select Sector Index
Automatic Call:	If the Share Price on either Review Date is above or equal to the Call Price, the notes will be automatically called for a cash payment per $1,000 principal amount note that will vary depending on the applicable Review Date and call premium. If the notes are automatically called on the First Review Date, we will pay you, per $1,000 principal amount note, the applicable cash payment of $1,000 plus the applicable call premium on the third business day after the First Review Date. If the notes are automatically called on the Final Review Date, we will pay you, per $1,000 principal amount note, the applicable cash payment of $1,000 plus the applicable call premium on the Maturity Date.
Payment if Called:

For every $1,000 principal amount note, you will receive a cash payment of $1,000 plus a call premium calculated as follows:

•        If called on the First Review Date: 12.20% × $1,000

•        If called on the Final Review Date: the greater of (i) 24.40% × $1,000 and (ii) the Share Return × $1,000

Payment at Maturity:

If the notes are not automatically called, your principal is protected against a decline in the Index Fund up to the Buffer Amount. If the Share Return is negative and its absolute value is less than or equal to the Buffer Amount, you will receive a cash payment on the Maturity Date of $1,000 per $1,000 principal amount note.

If the Share Return is negative and its absolute value is greater than the Buffer Amount, you will lose 1% of the principal amount of your notes for every 1% that the absolute value of the Share Return is greater than the Buffer Amount, unless otherwise specified in the relevant terms supplement. Under these circumstances, you will receive a cash payment per $1,000 principal amount note calculated as follows:

$1,000 + [$1,000 × (Share Return + Buffer Amount)]

If the notes are not automatically called and the absolute value of the Share Return is greater than the Buffer Amount, you will lose up to 85% of your investment.
Buffer Amount:	15%.
Call Price:	95% of the Initial Share Price. The Call Price was initially $23.31 on the Pricing Date.
Share Return:	Final Share Price – Initial Share Price Initial Share Price
Share Price:	The closing price per share of the Index Fund.
Initial Share Price:	$24.54, which is the Share Price on the Pricing Date, divided by the Share Adjustment Factor.
Final Share Price:	The Share Price on the Final Review Date.
Share Adjustment Factor:	1.0 on the Pricing Date and subject to adjustment under certain circumstances. See “Description of Notes—Anti-dilution Adjustments” in the accompanying product supplement no. 1110-I for further information about these adjustments.
Denominations:	$1,000 per note and integral multiples of $1,000 in excess thereof.
Minimum Investment:	$10,000
CUSIP:	5252M0FB8
ISIN:	US5252M0FB87

†	Lehman Brothers Holdings Inc. is rated A+ by Standard & Poor’s, A1 by Moody’s and AA- by Fitch. A credit rating reflects the creditworthiness of Lehman Brothers Holdings Inc. and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating. The creditworthiness of the issuer does not affect or enhance the likely performance of the investment other than the ability of the issuer to meet its obligations.
††	Subject to postponement in the event of a market disruption event and as described under “Description of Notes—Payment at Maturity” or “Description of Notes—Automatic Call,” as applicable, in the accompanying product supplement no. 1110-I.

Investing in the Buffered Semi-Annual Review Notes Linked to the Financial Select Sector SPDR® Fund involves a number of risks. See “Risk Factors” beginning on page SS-1 of the accompanying product supplement no. 1110-I, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement no. 930 and “ Selected Risk Factors” beginning on page PS-3 of this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying base prospectus, MTN prospectus supplement, product supplement no. 1110-I, underlying supplement no. 930 or any other relevant terms supplement. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Commission (2)	Proceeds to Us
Per note	$1,000.00	$15.00	$985.00
Total	$4,385,000.00	$65,775.00	$4,319,225.00

(1)

The price to the public includes the cost of hedging our obligations under the notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

(2)

Lehman Brothers Inc. will receive fees of up to $15.00 per $1,000 principal amount, or 1.50%, and may use some or all of these fees to pay selling concessions to other dealers. Lehman Brothers Inc. and/or an affiliate may earn additional income as a result of payments pursuant to the hedges.

LEHMAN BROTHERS

April 14, 2008	MTNI783

ADDITIONAL TERMS SPECIFIC TO THE NOTES

Lehman Brothers Holdings Inc. has filed a registration statement (including a base prospectus) with the U.S. Securities and Exchange Commission, or SEC, for this offering. Before you invest, you should read this pricing supplement together with the base prospectus, as supplemented by the MTN prospectus supplement relating to our Series I medium-term notes of which the notes are a part, and the more detailed information contained in product supplement no. 1110-I (which supplements the description of the general terms of the notes) and underlying supplement no. 930 (which describes the Index Fund, including risk factors specific to it). Buyers should rely upon the base prospectus, the MTN prospectus supplement, product supplement no. 1110-I, underlying supplement no. 930, this pricing supplement and any other relevant terms supplement for complete details. To the extent that there are any inconsistencies among the documents listed below, this pricing supplement shall supersede product supplement no. 1110-I, which shall, likewise, supersede the base prospectus and the MTN prospectus supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 1110-I and “Risk Factors” in the accompanying underlying supplement no. 930, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the notes. You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov, with “Lehman Brothers Holdings Inc.” as a search term or through the links below, or by calling Lehman Brothers Inc. toll-free at 1-888-603-5847.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 1110-I dated April 10, 2008:

http://www.sec.gov/Archives/edgar/data/806085/000119312508078887/d424b2.htm

•	Underlying supplement no. 930 dated April 7, 2008:

http://www.sec.gov/Archives/edgar/data/806085/000119312508076161/d424b2.htm

•	MTN prospectus supplement dated May 30, 2006:

http://www.sec.gov/Archives/edgar/data/806085/000104746906007785/a2170815z424b2.htm

•	Base prospectus dated May 30, 2006:

http://www.sec.gov/Archives/edgar/data/806085/000104746906007771/a2165526zs-3asr.htm

As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Lehman Brothers Holdings Inc.

Selected Purchase Considerations

•

Appreciation Potential: If the Index Fund closing price on a Review Date is above or equal to the Call Price, the notes will automatically be called and your investment will yield a payment per $1,000 principal amount note of $1,000 plus: (i) 12.20% × $1,000, if called on the First Review Date, or (ii) the greater of (a) 24.40% × $1,000 and (b) the Share Return × $1,000, if called on the Final Review Date. Because the notes are our senior unsecured obligations, payment of any amount if automatically called or at maturity is subject to our ability to pay our obligations as they become due.

•

Potential Early Exit with Appreciation as a Result of Automatic Call Feature: While the original term of the notes is approximately one year, if the Index Fund closing price is at or above the Call Price on the First Review Date, the notes will be automatically called before maturity and you will be entitled to the applicable payment set forth on the cover of this pricing supplement.

•

Limited Protection Against Loss: If the notes are not automatically called and the absolute value of the Share Return is less than or equal to the Buffer Amount, you will be entitled to receive the full principal amount of your notes at maturity. If the Share Return is negative and its absolute value is greater than the Buffer Amount on the Final Review Date, then, for every 1% that the absolute value of the Share Return is greater than the Buffer Amount, you will lose an amount equal to 1% of the principal amount of your notes. YOU MAY LOSE UP TO 85% OF YOUR INVESTMENT IF THE NOTES ARE NOT AUTOMATICALLY CALLED AND THE ABSOLUTE VALUE OF THE SHARE RETURN IS GREATER THAN THE BUFFER AMOUNT.

•

Certain U.S. Federal Income Tax Consequences: Lehman Brothers Holdings Inc. intends to treat, and by purchasing a note, for all tax purposes, you agree to treat, a note as a cash-settled financial contract, rather than as a debt instrument. Subject to certain limitations, and based on certain factual representations received from us, in the opinion of Sidley Austin LLP, it is reasonable to treat a note as a cash-settled financial contract for U.S. federal income tax purposes.

Potential Application of the Constructive Ownership Rules. A “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as the Underlying Shares). Under the “constructive ownership” rules, if an investment in the notes is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a United States holder in respect of a note will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”)) of the United States holder, determined as if the United States holder had acquired the Underlying Shares on the original issue date of the note at fair market value and sold them at fair market value on the Maturity Date (if the note was held until the Maturity Date) or on the date of sale, exchange or settlement (including pursuant to an automatic call) of the note (if the note was sold, exchanged or settled (including pursuant to an automatic call) prior to the Maturity Date) (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the United States holder in taxable years prior to the taxable year of the sale, exchange or settlement (including pursuant to an automatic call) of the note (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange or settlement (including pursuant to an automatic call) of the note).

Although the matter is not clear, there exists a risk that an investment in the notes will be treated as a “constructive ownership transaction.” If such treatment applies, it is not entirely clear to what extent any long-term capital gain recognized by a United States holder in respect of a note will be recharacterized as ordinary income. It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of each note will equal the excess of (i) any long-term capital gain recognized by the United States holder in respect of a note over (ii) the “net underlying long-term capital gain” such United States holder would have had if such United States holder had acquired a number of the Underlying Shares at fair market value on the original issue date of the note for an amount equal to the “issue price” of the note and, upon the date of sale, exchange or settlement (including pursuant to an automatic call) of the note, sold such Underlying Shares at fair market value (which would reflect the percentage increase in the value of the Underlying Shares over the term of the note). Accordingly, United States holders should consult their tax advisors regarding the potential application of the “constructive ownership” rules.

Recent Tax Law Developments. On December 7, 2007, the Internal Revenue Service released a Notice indicating that the Internal Revenue Service and the Treasury Department are considering and seeking comments as to whether holders of instruments similar to the notes should be required to accrue income on a current basis over the term of the notes, regardless of whether any payments are made prior to maturity. In addition, the Notice provides that the Internal Revenue Service and the Treasury Department are considering related issues, including, among other things, whether gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax, whether the tax treatment of such instruments should vary depending upon the nature of the underlying asset, and whether such instruments should be subject to the special “constructive ownership rules” contained in Section 1260 of the Code (as discussed above). It is not possible to predict what changes, if any, will be adopted, or when they will take effect. Any such changes could affect the amount, timing and character of income, gain or loss in respect of the notes, possibly with retroactive effect. Holders are urged to consult their tax advisors concerning the impact of the Notice on their investment in the notes. Subject to future developments with respect to the foregoing, Lehman Brothers Holdings Inc. intends to continue to treat the notes for U.S. federal income tax purposes in accordance with the treatment described in the accompanying product supplement no. 1110-I under the headings “Risk Factors” and “Certain U.S. Federal Income Tax Consequences.”

See “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 1110-I.

Selected Risk Factors

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Index Fund, any of the stocks held by the Index Fund or any of the stocks included in the Underlying Index. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 1110-I and in the “Risk Factors” section of the accompanying underlying supplement no. 930. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the notes in light of your particular circumstances.

•

Your Investment in the Notes May Result in a Significant Loss: The notes do not pay interest and do not guarantee any return of more than 15% of your principal. If the notes are not automatically called, the Payment at Maturity will be based on the Final Share Price and whether the absolute value of the Share Return is greater than the Buffer Amount on the Final Review Date. If the notes are not automatically called and the Final Share Price is below the Initial Share Price by more than the Buffer Amount of 15% on the Final Review Date, you will receive at maturity an amount that will be less than the principal amount of each note. In addition, on the Pricing Date, share prices generally in the market and share prices for the Index Fund in particular may be significantly higher than historical averages, which could increase the likelihood of subsequent declines in the price of a share of the Index Fund and of a Share Return whose absolute value is greater than the Buffer Amount and could reduce the likelihood that the notes will be automatically called. You may lose up to 85% of the principal amount of your notes.

•

Limited Return on the Notes if the Notes Are Called on First Review Date: If your notes are automatically called on the First Review Date, your potential gain on the notes will be limited to the call premium applicable for the First Review Date, as set forth on the cover of this pricing supplement, regardless of the Index Fund appreciation on the First Review Date, which may be significant. Similarly, because the determination of whether the notes will be called (and, if the notes are not called, the Final Share Price) will be based on the Index Fund closing price on a limited number of Review Dates prior to the Maturity Date, your return may be adversely affected by a sudden or temporary decrease in the Index Fund closing price on either or both of the Review Dates. Conversely, you will not benefit from higher Index Fund closing prices at any time during the term of the notes other than on the Review Dates. As a result, you may receive a lower return on the notes than you would receive if you were to take a position in the Index Fund, any of the stocks held by the Index Fund or any of the stocks included in the Underlying Index.

•

The Notes Will Not Pay More Than the Principal Amount at Maturity Plus Any Applicable Call Premiums: If the notes are not automatically called, your return of principal at maturity is protected so long as the absolute value of the Share Return is not greater than the Buffer Amount. However, if the Share Return is negative and the absolute value of the Share Return is greater than the Buffer Amount, you could lose up to 85% of the principal amount of your notes.

•

No Interest or Dividend Payments or Voting Rights: As a holder of the notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the stocks held by the Index Fund or stocks included in the Underlying Index would have.

•

Differences Between the Index Fund and the Underlying Index: The Index Fund does not fully replicate the Underlying Index, may hold securities not included in the Underlying Index and will reflect transaction costs and fees that are not included in the calculation of the Underlying Index, all of which may lead to a lack of correlation between the Index Fund and the Underlying Index. In addition, because the shares of the Index Fund are traded on the American Stock Exchange and are subject to market supply and investor demand, the market price per share of the Index Fund may differ from the net asset value per share of the Index Fund.

•

Dealer Incentives: We and our affiliates act in various capacities with respect to the notes. Lehman Brothers Inc. and others of our affiliates may act as principals, agents or dealers in connection with the notes. Such affiliates, including the sales representatives, will derive compensation from the distribution of the notes and such compensation may serve as an incentive to sell the notes instead of other investments. We will pay compensation of up to $15.00 per note to the principals, agents and dealers in connection with the distribution of the notes.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity: While the payment described in this pricing supplement after an automatic call or at maturity is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, the price, if any, at which Lehman Brothers Inc. will be willing to purchase notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price and any sale prior to the Maturity Date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. YOU SHOULD BE WILLING TO HOLD THE NOTES TO MATURITY.

•

We and our Affiliates and Agents May Publish Research, Express Opinions or Provide Recommendations that are Inconsistent with Investing in or Holding the Notes. Any Such Research, Opinions or Recommendations Could Affect the Price Per Share of the Index Fund or the Value of the Notes: We, our affiliates and our agents publish research from time to time on financial markets and other matters that may influence the value of the notes, and we, our affiliates and our agents express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. We, our affiliates and our agents may have published research or other opinions that are inconsistent with the investment view implicit in the notes. Any research, opinions or recommendations expressed by us, our affiliates or our agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the notes.

•

We Cannot Control Actions by the Companies Whose Stocks or Other Equity Securities are Represented in the Financial Select Sector Index: We are one of the companies that are represented in the Underlying Index, but we are not affiliated with any of the other companies whose stock is represented in the Underlying Index. As a result, we will have no ability to control the actions of such companies, including actions that could affect the value of the stocks underlying the Underlying Index or your notes. None of the money you pay us will go to any of the companies represented in the Underlying Index, and none of those companies will be involved in the offering of the notes in any way. Neither those companies nor we will have any obligation to consider your interests as a holder of the notes in taking any corporate actions that might affect the value of your notes.

•

Lack of Liquidity: The notes will not be listed on any securities exchange. Lehman Brothers Inc. intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Lehman Brothers Inc. is willing to buy the notes. If you are an employee of Lehman Brothers Holdings Inc. or one of our affiliates, you may not be able to purchase the notes from us and your ability to sell or trade the notes in the secondary market.

•

Potential Conflicts: We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. The economic interests of the calculation agent and other affiliates of ours in their performance of these duties are potentially adverse to your interests as an investor in the notes.

•

Creditworthiness of Issuer: An investment in the notes will be subject to the credit risk of Lehman Brothers Holdings Inc., and the actual and perceived creditworthiness of Lehman Brothers Holdings Inc. may affect the market value of the notes.

•

The Final Share Price May be Below the Share Price on the Maturity Date or at Other Times during the Term of the Notes: Because the Final Share Price is calculated based on the Share Price on the Final Review Date and not on the Maturity Date or any other date during the term of the notes, significant volatility in the Share Price at or around the time of the Final Review Date could materially affect the Payment at Maturity. For example, a significant decline in the Share Price on the Final Review Date would result in a corresponding decline in the Payment at Maturity notwithstanding a significant increase in the Share Price on any date or dates subsequent to the Final Review Date. Under these circumstances, you may receive a lower Payment at Maturity than you would have received if you had invested directly in the Index Fund, the stocks held by the Index Fund or the stocks included in the Underlying Index, the value of which could be realized on any date or dates other than, or in addition to, the Final Review Date.

•

Many Economic and Market Factors Will Impact the Value of the Notes: In addition to the price per share of the Index Fund on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other and which are set out in more detail in the accompanying product supplement no. 1110-I and the accompanying underlying supplement no. 930.

•	Uncertain Tax Treatment: Significant aspects of the tax treatment of the notes are uncertain. You should consult your own tax advisor about your own tax situation before investing in the notes.

•

Anti-Dilution Protection is Limited: The calculation agent will make adjustments to the Share Adjustment Factor for certain adjustment events affecting the Index Fund. However, the calculation agent will not make an adjustment in response to all events that could affect the Index Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.

Hypothetical Examples of Amounts Payable Upon An Automatic Call or At Maturity

The following table illustrates the hypothetical simple (i.e., not compounded) total return that could be realized on the notes on the applicable Review Date or at maturity based on a range of hypothetical Share Prices on the Review Dates. The following table reflects a Call Price of $23.31 (95% of the Initial Share Price of $24.54) and a Buffer Amount of 15%. The table reflects that the percentages used to calculate the Payment if Called on applicable Review Dates are 12.20% and 24.40% for the First Review Date and the Final Review Date, respectively. The hypothetical examples assume the Share Adjustment Factor remains constant at 1.0. There will be only one payment on the notes, whether they are automatically called or remain outstanding (and uncalled) at the Maturity Date. The following results are based solely on the hypothetical examples cited. The numbers appearing in the table below have been rounded for ease of analysis.

Hypothetical Share Price on the First Review Date	Hypothetical Index Fund Appreciation/ Depreciation at First Review Date	Hypothetical Share Price on the Final Review Date (Final Share Price)	Hypothetical Share Return on the Final Review Date	Hypothetical Payment upon Automatic Call at First Review Date	Hypothetical Total Return at First Review Date	Hypothetical Payment upon Automatic Call at Final Review Date	Hypothetical Total Return at Final Review Date	Hypothetical Payment Received at Maturity	Hypothetical Total Return at Maturity
$14.72	-40.0%	$14.72	-40.0%	N/A	N/A	N/A	N/A	$750.00	-25.0%
$17.18	-30.0%	$18.41	-25.0%	N/A	N/A	N/A	N/A	$900.00	-10.0%
$19.63	-20.0%	$19.63	-20.0%	N/A	N/A	N/A	N/A	$950.00	-5.0%
$22.09	-10.0%	$20.86	-15.0%	N/A	N/A	N/A	N/A	$1,000.00	0.0%
$22.09	-10.0%	$22.09	-10.0%	N/A	N/A	N/A	N/A	$1,000.00	0.0%
$17.18	-30.0%	$23.31	-5.0%	N/A	N/A	$1,244.00	24.40%	N/A	N/A
$22.09	-10.0%	$24.54	0.0%	N/A	N/A	$1,244.00	24.40%	N/A	N/A
$14.72	-40.0%	$26.99	10.0%	N/A	N/A	$1,244.00	24.40%	N/A	N/A
$15.95	-35.0%	$28.22	15.0%	N/A	N/A	$1,244.00	24.40%	N/A	N/A
$17.18	-30.0%	$29.45	20.0%	N/A	N/A	$1,244.00	24.40%	N/A	N/A
$19.63	-20.0%	$29.45	20.0%	N/A	N/A	$1,244.00	24.40%	N/A	N/A
$22.09	-10.0%	$31.90	30.0%	N/A	N/A	$1,300.00	30.00%	N/A	N/A
$22.09	-10.0%	$34.36	40.0%	N/A	N/A	$1,400.00	40.00%	N/A	N/A
$23.31	-5.0%	N/A	N/A	$1,122.00	12.20%	N/A	N/A	N/A	N/A
$24.54	0.0%	N/A	N/A	$1,122.00	12.20%	N/A	N/A	N/A	N/A
$25.77	5.0%	N/A	N/A	$1,122.00	12.20%	N/A	N/A	N/A	N/A
$26.99	10.0%	N/A	N/A	$1,122.00	12.20%	N/A	N/A	N/A	N/A
$29.45	20.0%	N/A	N/A	$1,122.00	12.20%	N/A	N/A	N/A	N/A
$31.90	30.0%	N/A	N/A	$1,122.00	12.20%	N/A	N/A	N/A	N/A
$34.36	40.0%	N/A	N/A	$1,122.00	12.20%	N/A	N/A	N/A	N/A

The following examples illustrate how the total returns set forth in the highlighted rows in the table above are calculated.

Example 1 (sixth highlighted row): The price per share of the Index Fund increases from the Initial Share Price of $24.54 to a closing price of $29.45 on the First Review Date. Because the Index Fund closing price on the First Review Date of $29.45 is above the Call Price of $23.31, the notes are automatically called, and the investor receives a single payment of $1,122.00 per $1,000 principal amount note calculated as follows:

$1,000 + ($1,000 × 12.20%) = $1,122.00

Example 2 (fifth highlighted row): The price per share of the Index Fund decreases from the Initial Share Price of $24.54 to a closing price of $23.31 on the First Review Date. Because the Index Fund closing price on the First Review Date of $23.31 is equal to the Call Price of $23.31, the notes are automatically called, and the investor receives a single payment of $1,122.00 per $1,000 principal amount note calculated as follows:

$1,000 + ($1,000 × 12.20%) = $1,122.00

Example 3 (third highlighted row): The price per share of the Index Fund decreases from the Initial Share Price of $24.54 to a closing price of $14.72 on the First Review Date and increases to a closing price of $26.99 on the Final Review Date. Because (a) the Index Fund closing price on the Final Review Date of $26.99 is above the Call Price of $23.31 and (b) the Index Fund closing price on the Final Review Date is not more than 24.40% above the Initial Share Price, the notes are automatically called on the Final Review Date and the investor receives a single payment of $1,244.00 per $1,000 principal amount note calculated as follows:

$1,000 + ($1,000 × 24.40%) = $1,244.00

Example 4 (fourth highlighted row): The price per share of the Index Fund decreases from the Initial Share Price of $24.54 to a closing price of $22.09 on the First Review Date and increases to a closing price of $31.90 on the Final Review Date. Because (a) the Index Fund closing price on the Final Review Date of $31.90 is above the Call Price of $23.31 and (b) the Index Fund closing price on the Final Review Date is more than 24.40% above the Initial Share Price, the notes are automatically called on the Final Review Date and the investor receives a single payment of $1,300.00 per $1,000 principal amount note calculated as follows:

$1,000 + ($1,000 × 30%) = $1,300.00

Example 5 (second highlighted row): The price per share of the Index Fund decreases from the Initial Share Price of $24.54 to a closing price of $22.09 on the First Review Date and $20.86 on the Final Review Date. Because (a) the Index Fund closing price on each of the Review Dates ($22.09 and $20.86) is below the Call Price of $23.31, and (b) the Final Share Price is not more than 15% below the Initial Share Price, the notes are not automatically called and the Payment at Maturity is the principal amount of $1,000 per $1,000 principal amount note.

Example 6 (first highlighted row): The price per share of the Index Fund decreases from the Initial Share Price of $24.54 to a closing price of $17.18 on the First Review Date and $18.41 on the Final Review Date. Because (a) the Index Fund closing price on each of the Review Dates ($17.18 and $18.41) is below the Call Price of $23.31, and (b) the Final Share Price is more than 15% below the Initial Share Price, the notes are not automatically called and the investor will receive a payment that is less than the principal amount of each $1,000 principal amount note, calculated as follows:

$1,000 + [$1,000 × (-25%+15%)] = $900.00

Historical Information

We obtained the Share Prices below from Bloomberg Financial Markets and accordingly make no representation or warranty as to their accuracy or completeness. The historical prices of the Index Fund should not be taken as an indication of future performance, and no assurance can be given as to the Share Price on any Review Date. We cannot give you assurance that the performance of the Index Fund will result in the return of any of your initial investment.

The following graph sets forth the historical performance of the Index Fund based on the daily Share Price from April 14, 2003 through April 14, 2008. The Index Fund closing price on April 14, 2008 was $24.54.

Supplemental Plan of Distribution

We have agreed to sell to Lehman Brothers Inc., and Lehman Brothers Inc. has agreed to purchase, all of the notes at the price indicated on the cover of this pricing supplement.

We have agreed to indemnify Lehman Brothers Inc. against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that Lehman Brothers Inc. may be required to make relating to these liabilities as described in the MTN prospectus supplement and the base prospectus.

Lehman Brothers Inc. will offer the notes initially at a public offering price equal to the issue price set forth on the cover of this pricing supplement. After the initial public offering, the public offering price may from time to time be varied by Lehman Brothers Inc.

We have granted to Lehman Brothers Inc. an option to purchase, at any time within 13 days of the original issuance of the notes, up to $657,000.00 additional aggregate principal amount of notes solely to cover over-allotments. To the extent that the option is exercised, Lehman Brothers Inc. will be committed, subject to certain conditions, to purchase the additional notes. If this option is exercised in full, the total public offering price, the underwriting discount and proceeds to Lehman Brothers Holdings Inc. would be $5,042,000.00, $75,630.00 and $4,966,370.00, respectively.

We or our affiliate will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the notes and Lehman Brothers Inc. and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.